Exhibit (a)(5)(A)

October 17, 2023

The Board of Directors

Olink Holding AB (publ)

Uppsala Science Park

SE-751 83 Uppsala

Sweden

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares, quota value SEK 2.431906612623020 per share (the “Company Common Shares”), and American depositary shares each representing one Company Common Share (the “ADSs”), of Olink Holding AB (publ) (the “Company”) of the consideration to be paid to such holders in the proposed Offer (as defined below) pursuant to the Purchase Agreement dated October 17, 2023 (the “Agreement”), between Thermo Fisher Scientific Inc. (the “Acquiror,” and together with its subsidiaries, the "Acquiror Group") and the Company. Pursuant to the Agreement, the Acquiror will, or will cause a direct or indirect wholly owned subsidiary of the Acquiror, to commence a tender offer to purchase any and all of the outstanding Company Commons Shares and the outstanding ADSs (the “Offer”) at a price for each Company Common Share equal to $26.00, representing $26.00 per ADS (such amount per Company Common Share or ADS, the “Offer Consideration”), payable in cash.

The Agreement further provides that, if the Minimum Tender Condition (as defined in the Agreement) is met and was not previously changed in accordance with Section 2.1(c) of the Agreement to below one Company Common Share more than 90%, then the Acquiror Group shall effectuate the Compulsory Redemption (as defined in the Agreement). The Offer and the Compulsory Redemption, together and not separately, are referred to herein as the “Transaction”.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed the Tender and Support Agreement; (iii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iv) compared the proposed financial terms of the

Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (v) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Shares and ADSs and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, without reduction of the Minimum Tender Condition. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Offer Consideration to be paid to the holders of the Company Common Shares and ADSs (other than the Acquiror Group and its affiliates) in the proposed Offer and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Offer Consideration to be paid to the holders of the Company Common Shares and ADSs in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Company’s offering of equity securities in January 2023 and acting as joint lead arranger on the Acquiror’s credit facility in January 2022. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with Summa Equity AB (“Summa”), the majority shareholder of the Company, or Summa’s portfolio companies. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Offer Consideration to be paid to the holders of the Company Common Shares and ADSs (other than the Acquiror and its affiliates) in the proposed Offer is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its shares into the Offer or how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC